Exhibit 10.6
Summary of Incentive Program
     On April 26, 2006, the Executive Compensation Committee of the Board of Trustees of Colonial Properties Trust (the “Company”) adopted a new incentive program (the “Incentive Program”) in which certain executive officers of the Company, including all of the “named executive officers” identified in the Company’s 2006 proxy statement, will participate. The program provides for the following one-time awards:
*	the grant of a specified number of restricted shares which vest at the end of the five-year service period beginning on April 26, 2006 (the “Vesting Period”), and/or

*	an opportunity to earn a performance bonus, based on absolute and relative total shareholder return over a three-year period beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”).
     A participant’s restricted shares will be forfeited if the participant’s employment is terminated prior to the end of the Vesting Period, and a participant’s right to receive a performance payment will be forfeited if the participant’s employment is terminated prior to the end of the Performance Period, unless termination of employment results from the participant’s death or disability, in which case the participant (or the participant’s beneficiary) will earn a pro-rata portion of the applicable award. Performance payments, if earned, will be paid in cash, common shares, or a combination of the two. Each performance award has specified threshold, target and maximum payout amounts. The maximum payout amounts range from $500,000 to $6,000,000 per participant.
     Each participant will be required to retain for five years at least 75% of any restricted shares that vest and any common shares of the Company issued in satisfaction of the performance amount, net of any shares disposed of to pay taxes. A merger or similar corporate transaction will not accelerate the vesting or payment of any award, although the Board of Trustees (or a designated committee) may, in its sole discretion, adjust the total shareholder return results or otherwise modify an award in the event of such a transaction.
     The restricted share grants and performance awards under the Incentive Program were made under the Company’s existing Employee Share Option and Restricted Share Plan, a copy of which has been filed as Exhibit 10.1 to the Company’s 10-Q for the period ended June 30, 2006.